NEWS RELEASE

Contact:
Justin Gioia – (314) 342-0865
jgioia@lacledegas.com

The Laclede Group Reports Results for First Quarter of Fiscal 2010

ST. LOUIS (January 28, 2010) -- The Laclede Group, Inc. (NYSE: LG) today announced its earnings results for the first quarter of fiscal 2010, which ended December 31, 2009.

The Laclede Group reported quarterly net income totaling $22.9 million, or $1.03 diluted earnings per share, compared to $31.3 million, or $1.41 consolidated diluted earnings per share, for the same quarter last year.  On a non-GAAP basis, The Laclede Group reported first-quarter net economic earnings of $25.8 million, or $1.16 per share, compared to $29.1 million, or $1.31 per share, for the same quarter last year.  Please refer to “Non-GAAP Net Economic Earnings” included below.

The decrease was primarily due to lower earnings realized by The Laclede Group’s non-regulated natural gas commodity service provider, Laclede Energy Resources, Inc., which experienced significantly lower margins and slightly lower sales of natural gas.  These results were partially offset by a gain on a non-regulated sale of propane by Laclede Gas Company in the wholesale market, along with higher net investment income.

“While we were pleased with the strong operating performance of our core subsidiary Laclede Gas, Laclede Energy Resources was impacted by pricing dynamics resulting from additional pipeline infrastructure brought online over the past year.  We remain committed to strengthening and building our core regulated utility assets as we take a long-term approach to developing our non-regulated businesses for the benefit of our shareholders,” said Douglas H. Yaeger, chairman, president and chief executive officer of The Laclede Group.

RESULTS OF OPERATIONS

Laclede Gas Company
Laclede Gas Company, Missouri’s largest natural gas distribution utility, reported net income of $21.1 million for the first quarter of fiscal 2010, compared to $16.2 million for the same quarter last year. Laclede Gas contributed $0.95 to consolidated diluted earnings per share for the first quarter, compared to $0.73 in the prior year.

The increase in net income was primarily attributable to income totaling $3.7 million, or $0.16 diluted earnings per share, realized from a sale of propane in the wholesale market during the first quarter of fiscal 2010.  This non-regulated sale resulted from an inventory exchange that the counterparty settled in cash instead of through a return of inventory.  The increased earnings were also due, to a lesser extent, to higher net investment income.

Laclede Energy Resources
Laclede Energy Resources (LER) reported net income of $1.8 million for the first quarter of fiscal 2010, compared to $14.7 million for the same quarter last year.  LER contributed $0.08 to consolidated diluted earnings per share for this year’s first quarter, compared to $0.66 for last year.  After adjustments for the net after-tax effect of unrealized gains and losses, LER’s net economic earnings for the first quarter of fiscal 2010 were $4.7 million compared to $12.5 million for the same quarter last year. LER contributed $0.21 to Laclede Group’s consolidated net economic earnings per share for the first quarter this year compared to $0.56 for the first quarter last year.

These decreases are primarily due to the effect of lower margins on sales of natural gas, and to a lesser extent, the effect of 7 percent lower sales volumes.  The reduced sales margins and volumes were driven primarily by narrower regional price differentials that have recently prevailed in the marketplace, as compared to favorable market conditions that existed and LER was able to capture a year ago.

Non-GAAP Net Economic Earnings
This press release includes the non-generally accepted accounting principles (“non-GAAP”) financial measures of “net economic earnings” and “net economic earnings per share.”

As LER continues to expand its business, the number of transactions accounted for through fair value measurements has increased.  As a result, management also uses these non-GAAP measures internally when evaluating the Company’s performance.  Net economic earnings exclude from net income the after-tax impacts of net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement.  Management believes that excluding these timing differences provides a useful representation of the economic impact of only the actual settled transactions and their effects on results of operations.  These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as net income.

The accompanying schedule provides a reconciliation of these non-GAAP measures to the most directly comparable GAAP measure:

(Millions, except per share amounts)	Net Economic Earnings (Non-GAAP)	Add: Unrealized Gain (Loss) (1)	Net Income (GAAP)

Quarter Ended December 31, 2009
Non-Regulated Gas Marketing	$4.7	$(2.9)	$1.8
Consolidated	$25.8	$(2.9)	$22.9
Consolidated Per Share Amounts (2)	$1.16	$(0.13)	$1.03
Quarter Ended December 31, 2008
Non-Regulated Gas Marketing	$12.5	$2.2	$14.7
Consolidated	$29.1	$2.2	$31.3
Consolidated Per Share Amounts (2)	$1.31	$0.10	$1.41

(1) Amounts presented net of income taxes. Income taxes are calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of unrealized gain (loss) on energy-related derivative contracts. For the quarters ended December 31, 2009 and 2008, the amounts of income tax expense (benefit) included in the reconciling items above are $(1.8) million and $1.4 million, respectively.

(2) Consolidated net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted earnings per share calculation.

ABOUT THE LACLEDE GROUP
The Laclede Group’s earnings are seasonal in nature and generally correspond with the heating season for Laclede Gas Company, its largest subsidiary.

For additional details on The Laclede Group’s fiscal 2010 first-quarter results, please see the accompanying unaudited Statements of Consolidated Income.

Headquartered in St. Louis, Missouri, The Laclede Group, Inc. is a public utility holding company committed to providing reliable natural gas service through its regulated core utility operations, while engaging in non-regulated activities that provide opportunities for sustainable growth. Its subsidiary Laclede Gas Company, the regulated operations of which are included in the Regulated Gas Distribution segment, serves approximately 630,000 residential, commercial and industrial customers in the city of St. Louis and parts of 10 counties in Eastern Missouri. Laclede Group's primary non-regulated business, Laclede Energy Resources, Inc., is included within the Non-Regulated Gas Marketing segment. For more information about Laclede Group and its subsidiaries, visit www.thelacledegroup.com.

CAUTIONARY STATEMENTS ON FORWARD-LOOKING INFORMATION
This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-K for the year ended September 30, 2009, filed with the Securities and Exchange Commission.

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UNAUDITED

STATEMENTS OF CONSOLIDATED INCOME

THE LACLEDE GROUP, INC.
(Thousands, Except Per Share Amounts)
	Three Months Ended December 31,
	2009	2008

OPERATING REVENUES
Regulated Gas Distribution	$282,929	$358,101
Non-Regulated Gas Marketing	197,525	315,040
Other	10,712	1,115
Total Operating Revenues	491,166	674,256
OPERATING EXPENSES
Regulated Gas Distribution
Natural and propane gas	182,000	254,897
Other operation expenses	37,463	36,301
Maintenance	6,174	6,534
Depreciation and amortization	9,363	9,119
Taxes, other than income taxes	16,224	18,358
Total Regulated Gas Distribution Operating Expenses	251,224	325,209
Non-Regulated Gas Marketing	194,730	291,601
Other	4,548	758
Total Operating Expenses	450,502	617,568
Operating Income	40,664	56,688
Other Income and (Income Deductions) - Net	1,587	739
Interest Charges:
Interest on long-term debt	6,146	6,146
Other interest charges	563	2,646
Total Interest Charges	6,709	8,792
Income Before Income Taxes and Dividends on Laclede Gas
Redeemable Preferred Stock	35,542	48,635
Income Tax Expense	12,656	17,321
Dividends on Laclede Gas Redeemable Preferred Stock	—	8
Net Income	$22,886	$31,306

Average Number of Common Shares Outstanding:
Basic	21,957	21,857
Diluted	22,001	21,959

Basic Earnings Per Share of Common Stock	$1.03	$1.42
Diluted Earnings Per Share of Common Stock	$1.03	$1.41

Earnings per share (EPS) and diluted shares outstanding amounts for the three months ended December 31, 2008 have been restated to reflect the retrospective application of a new accounting standard that the Company adopted on October 1, 2009. The effect of adoption reduced both basic and diluted EPS by $0.01 each for the quarter ended December 31, 2008, compared to originally reported amounts. On an annual basis, reductions to previously reported EPS will not be more than $0.03 per share. Reported net income was not affected by the adoption of this new accounting standard.